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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Apartment Investment and Management Company for the registration of Debt Securities, Preferred Stock, Class A Common Stock and Warrants, and to the incorporation by reference therein of (i) our report dated January 24, 1997, except for Note 4 and Note 20, as to which the date is March 25, 1997, with respect to the consolidated financial statements and schedule of Apartment Investment and Management Company included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission (the "Annual Report"), (ii) our report dated January 20, 1995, with respect to the combined financial statements and schedule of the AIMCO Predecessors (as defined in the notes thereto) included in the Annual Report and (iii) our report dated January 8, 1997 with respect to the audit of the Historical Summary of Gross Income and Direct Operating Expenses of Villa Ladera Apartments for the year ended December 31, 1995 included in Apartment Investment and Management Company's Current Report on Form 8-K dated December 19, 1996, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

Dallas, Texas
April 29, 1997